UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 21, 2012

INVACARE CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	001-15103	95-2680965
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036
(Address of principal executive offices, including zip code)

(440) 329-6000
(Registrant’s telephone number, including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05.	Costs Associated with Exit or Disposal Activities.
On December 27, 2012, Invacare Corporation (the “Company”) issued a press release, attached as Exhibit 99.2 and incorporated herein by reference, announcing that due to a decline in production, the Company has initiated an immediate workforce reduction at its Taylor Street manufacturing facility in Elyria, Ohio. The expected decline in production results principally from the Company’s previously announced consent decree of injunction with the United States Food and Drug Administration (the "FDA"), which was approved late last week by the United States District Court for the Northern District of Ohio.

The reduction will result in 143 associates being laid off. For those associates who have been laid off, Invacare will offer 60 days continuance of pay and benefits which is expected to result in restructuring charges in the fourth quarter of 2012 to be paid in the first quarter of 2013 in an amount not to exceed $1.25 million on a pre-tax basis. These charges are the only material charges the Company expects to incur in connection with the announced workforce reduction.

Item 8.01.    Other Events.
On December 21, 2012, the Company announced that the United States District Court for the Northern District of Ohio (the “Court”) approved the terms of the previously announced consent decree of injunction with the FDA. A copy of the Company's December 21, 2012 press release announcing the approval by the Court of the consent decree is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit Number	Description
99.1	Press Release, dated December 21, 2012.
99.2	Press Release, dated December 27, 2012.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVACARE CORPORATION
(Registrant)

Date: December 27, 2012	By:	/s/ Robert K. Gudbranson
Robert K. Gudbranson
Senior Vice President and Chief Financial Officer